FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES SECOND QUARTER 2009 RESULTS

Revenue Increases 25% to a Quarterly Record Producing a 144% Increase in Net Income

Reaffirms 2009 Guidance

Edgewood, NY – August 11, 2009 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced results for the second quarter and six month period ended June 30, 2009.

Second Quarter 2009 vs. 2008
•	Revenue increased 25% to a record $11,437,691 from $9,128,406;
•	Gross margin was 25% compared to 22%;
•	Pre-tax income increased 151% to $1,389,489, compared to $552,812; and,
•	Net income increased 144% to $903,489 or $0.14 per diluted share, compared to $369,812, or $0.06 per diluted share.

First Half 2009 vs. 2008
•	Revenue increased 25% to $21,128,926 from $16,919,160;
•	Gross margin was 23% for both periods;
•	Pre-tax income increased 86% to $2,216,410 compared to $1,189,776;
•	Net income increased 84% to $1,449,410 or $0.23 per diluted share, compared to $789,776 or $0.13 per diluted share; and,
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $390 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “We are extremely pleased with the 25% increase in revenue, which is the Company’s all time record quarterly result.  The record revenue and the gross margin improvement produced the 144% increase in bottom line.  The increase in revenue was primarily the result of work performed for the Spirit AeroSystems contract on the Gulfstream G650 executive jet.  Gross margin for the second quarter and six months has, as expected, improved to be within our target range of 23% to 25% and we expect to continue to be within this range in the second half of 2009.”

He continued, “As of August 5, 2009, we were awarded a total of approximately $11.9 million in new contracts, which included approximately $9.7 million of government prime contract awards, approximately $2.1 million of government subcontract awards and approximately $0.1 million of commercial subcontract awards, compared to $38.9 million, of all types, in the same period last year.  The decline, as was the case in the first quarter, was primarily due to weak national economic conditions, which are affecting buying decisions throughout the military and commercial markets.  Nonetheless, with the orders we now have in hand and their delivery schedules, we are on track to achieve our 2009 guidance, which calls for revenue in the range of $42 million to $45 million, resulting in net income of between $3.9 million to $4.3 million. Additionally, we still have bids out on approximately $390 million in unawarded solicitations.”

He noted, “In recent years, we have built a vibrant and sustainable subcontracting business with defense and commercial prime contractors. As a result of the quality of our work and reputation for on-time delivery, we are working for some of the most prestigious aerospace and defense as well as commercial aircraft companies in the world, including The Boeing Company, Spirit AeroSystems, Sikorsky Aircraft and Northrop Grumman.  We are participating in several critical defense programs such as the Sea Hawk and Black Hawk Helicopters, the A-10 Thunderbolt Attack Jet, the B-1 Bomber and the C-5 Cargo Jet as well as civilian aircraft programs including the S-92 helicopter and the Gulfstream G650.  We continue to expand our marketing efforts for both new government and commercial subcontracting opportunities and we believe that CPI Aero’s future is bright.”

Mr. Fred, added, “Recently, our lender Sovereign Bank agreed to amend our existing revolving credit facility by providing us with an additional $1 million borrowing capacity to a total of $3.5 million and also extended the term for one more year until August 2011.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, August 11, 2009 at 11:00 am ET to discuss second quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 706-679-3079.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, S-92 helicopter and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2008.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com
(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

For the Three Months	For the Six Months
Ended June 30,	Ended June 30,

	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue	$11,437,691	$9,128,406	$21,128,926	$16,919,160
Income before provision for income taxes	1,389,489	552,812	2,216,410	1,189,776
Provision for income taxes	486,000	183,000	767,000	400,000
Net income	$903,489	$369,812	$1,449,410	$789,776

Earnings per common share – basic	$0.15	$0.06	$0.24	$0.13

Earnings per common share – diluted	$0.14	$0.06	$0.23	$0.13

Shares used in computing earnings per common share:
Basic	5,995,465	5,975,408	5,990,192	5,925,655
Diluted	6,250,021	6,246,953	6,183,881	6,211,406

Balance Sheet Highlights	6/30/09	12/31/08

Cash	$454,282	$424,082

Total current assets	49,327,777	41,881,359

Total assets	50,904,728	43,409,098

Total current liabilities	12,618,213	6,745,964

Working capital	36,709,564	35,135,395

Short-term debt	3,036,524	920,668

Long-term debt	2,118,440	2,401,206

Shareholders’ Equity	35,915,317	33,983,150

Total Liabilities and Shareholders’ Equity	$50,904,728	$43,409,098

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